Item 77K - Montgomery Street Income Securities,
Inc.

On April 8, Ernst & Young LLP ("E&Y") resigned as
Montgomery Street Income Securities, Inc.'s (the
"Fund") independent registered public accounting firm.
During the two most recent fiscal years, E&Y's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope or accounting principle.
Further, in connection with its audits for the two most recent fiscal years and through April 8, 2005, there were no disagreements between the Fund and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of E&Y would have caused it to make reference to the disagreement in its report on the financial statements for such years. Effective April 8, 2005,
PricewaterhouseCoopers LLP was appointed by the Board of Directors as the independent registered public accounting firm of the Fund.

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